Exhibit 99.1

NEWS RELEASE January 21, 2015

Contacts: Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS FOURTH QUARTER AND
FULL YEAR 2014 RESULTS; RAISES FULL YEAR 2015 OUTLOOK

2014 HIGHLIGHTS

•	Delivered Organic Site Rental Revenue growth of $156 million in 2014

•	Increased our annual dividend on our common stock to $3.28 per share

•	Significantly increased our small cell networks to over 7,000 miles of fiber supporting 14,000 nodes on-air or under construction

•	Successfully completed the integration of approximately 9,700 towers from the AT&T tower transaction

January 21, 2015 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the quarter and year ended December 31, 2014.
"We delivered another quarter of great results during the fourth quarter, wrapping up a very strong year in 2014," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "We continue to demonstrate our ability to grow our business, generating Organic Site Rental Revenue growth of $156 million in 2014. In addition to the excellent financial results achieved during the year, 2014 was a pivotal year on many fronts. In 2014, we commenced operations as a REIT, meaningfully increased our common stock dividend, substantially grew our small cell networks, and integrated the AT&T tower portfolio. I believe these accomplishments position our portfolio of US-focused, mission-critical wireless infrastructure to deliver significant shareholder value through long-term growth in our dividend and AFFO. Looking at 2015, as evidenced by our increased full year Outlook, we expect all four major US wireless carriers to continue to make investments to upgrade and enhance their networks to meet growing consumer demand."

CONSOLIDATED FINANCIAL RESULTS
Total revenues for the fourth quarter of 2014 increased 21% to $968 million from $798 million for the same period in 2013. Site rental revenues for the fourth quarter of 2014 increased $110 million, or 17%, to $761 million from $651 million for the same period in the prior year. Site rental gross margin, defined as site rental revenues less

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site rental cost of operations, increased $59 million, or 13%, to $523 million in the fourth quarter of 2014 from $464 million in the same period in 2013. Adjusted EBITDA for the fourth quarter of 2014 increased $78 million, or 17%, to $546 million from $468 million in the same period in 2013.
Adjusted Funds from Operations ("AFFO") increased 19% to $346 million in the fourth quarter of 2014, compared to $291 million in the fourth quarter of 2013. AFFO per share increased 14% to $1.04 in the fourth quarter of 2014, compared to $0.91 in the fourth quarter of 2014. Funds from Operations ("FFO") increased 118% to $390 million in the fourth quarter of 2014, compared to $179 million in the fourth quarter of 2013. FFO per share increased 109% to $1.17 in the fourth quarter of 2014, compared to $0.56 in the fourth quarter of 2013.
Net income attributable to CCIC common stockholders for the fourth quarter of 2014 was $137 million, compared to $35 million of net loss for the same period in 2013. Net income attributable to CCIC common stockholders per common share was $0.41 for the fourth quarter of 2014, compared to a net loss attributable to CCIC common stockholders of $0.11 per common share in the fourth quarter of 2013.
Total revenues for full year 2014 increased 22% to $3.69 billion from $3.02 billion for full year 2013. Site rental revenues for full year 2014 increased $503 million, or 20%, to $3.01 billion from $2.50 billion for full year 2013. Site rental gross margin, defined as site rental revenues less site rental cost of operations, increased $284 million, or 16%, to $2.06 billion for full year 2014 from $1.78 billion for full year 2013. Adjusted EBITDA for full year 2014 increased $343 million, or 19%, to $2.14 billion from $1.79 billion for full year 2013.
AFFO increased 27% to $1.40 billion for full year 2014, compared to $1.10 billion for full year 2013. AFFO per share increased 14% to $4.19 in full year 2014, compared to $3.67 for full year 2013. FFO increased 56% to $1.35 billion for full year 2014, compared to $866 million for full year 2013. FFO per share increased 40% to $4.06 for full year 2014, compared to $2.89 for full year 2013.
Net income attributable to CCIC common stockholders for full year 2014 was $347 million, compared to $79 million of net income for full year 2013. Net income attributable to CCIC common stockholders per common share was $1.04 for full year 2014, compared to $0.26 per common share for full year 2013.
Crown Castle's fourth quarter and full year 2014 financial results include the contribution from the AT&T tower transaction, which closed on December 16, 2013. Fourth quarter and full year 2014 AFFO and AFFO per share results include approximately $3 million of sustaining capital expenditures previously expected in the 2015 Outlook which were accelerated into fourth quarter 2014.

FINANCING AND INVESTING ACTIVITIES
During the fourth quarter of 2014, Crown Castle invested approximately $267 million in capital expenditures, comprised of $35 million of land purchases, $40 million of sustaining capital expenditures and $192 million of revenue generating capital expenditures. Revenue generating capital expenditures consisted of $91 million on existing sites and $101 million on the construction of new sites, primarily small cell construction activity.

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During fourth quarter 2014, Crown Castle also invested approximately $286 million in acquisitions, primarily related to acquisitions of ground interests underneath towers.
On December 31, 2014, Crown Castle paid a quarterly common stock dividend of $0.82 per common share, or approximately $274 million in aggregate. Diluted common shares outstanding at December 31, 2014 were 333.6 million.
As of December 31, 2014, Crown Castle's outstanding debt had a weighted average coupon of 4.1% per annum and a weighted average maturity of six years. Further, Crown Castle's net debt (total debt less cash and cash equivalents) to fourth quarter annualized Adjusted EBITDA ratio was approximately 5.4x.
As of December 31, 2014, Crown Castle had approximately $176 million in cash and cash equivalents (excluding restricted cash). Subsequent to fourth quarter 2014, Crown Castle Operating Company, a wholly owned subsidiary of Crown Castle, increased the size of its $1.5 billion Senior Secured Revolving Credit Facility ("Revolver") by $630 million to a total capacity of $2.13 billion. All other existing terms of the Revolver remain unchanged. After giving effect to the increase in the Revolver, Crown Castle has approximately $1.4 billion of availability under its Revolver.
"Our strong finish to 2014 allows us to increase our full year 2015 Outlook for site rental revenues, site rental gross margin, Adjusted EBITDA, AFFO and AFFO per share," stated Jay Brown, Crown Castle's Chief Financial Officer. "As we enter 2015, I am excited about our ability to deliver attractive long-term total shareholder returns given our significant common stock dividend, the growth from the contracted escalation in our tenant leases, and the growth opportunities that lie ahead of us as US wireless carriers continue to invest to meet consumer demand. We believe our strategy of investing in the US, which is the largest wireless market in the world, will drive growth in AFFO and dividend per share over the long-term."

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC"). The following Outlook is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.81 US dollars to 1.0 Australian dollar ("Exchange Rate") for first quarter 2015 and full year 2015.
As reflected in the table below, Crown Castle has increased the midpoint of its full year 2015 Outlook for site rental revenues, site rental gross margin, Adjusted EBITDA and AFFO by approximately $11 million, $13 million, $14 million and $8 million, respectively. The increased midpoint of full year 2015 Outlook for site rental revenues, site rental gross margin, Adjusted EBITDA and AFFO reflects the results and aforementioned completed acquisitions from fourth quarter 2014 and includes the negative impact of approximately $9 million, $7 million, $6 million and $6 million, respectively, from a decrease in the Exchange Rate compared to the previously provided Outlook. The completed acquisitions during fourth quarter 2014 did not materially contribute to full year 2014 results and are expected

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to contribute $5 million to full year 2015 AFFO. The increase in full year 2015 Outlook assumes an increase of approximately $5 million in Organic Site Rental Revenue growth as compared to the previously provided Outlook.
Crown Castle expects 2015 new leasing activity to be similar to 2014, offset by an increased level of tenant non-renewals. The midpoint of 2015 Outlook reflects Organic Site Rental Revenue growth of approximately 4% compared to 2014, or approximately $125 million. The Organic Site Rental Revenue growth of approximately $125 million in 2015 is comprised of approximately $150 million from new leasing activity and $90 million from escalations on existing tenant lease contracts, less approximately $115 million from non-renewals. Of the approximately $150 million in new leasing activity, expected contributions from tower leasing and small cells leasing are $100 million and $50 million, respectively.
The midpoint of 2015 Outlook for site rental revenue growth is expected to be approximately $60 million, after adjusting Organic Site Rental Revenue growth of approximately $125 million by $65 million for straight-line accounting and exchange rates and other items. The adjustment for straight-line accounting removes the benefit of approximately $90 million in contractual escalators on existing tenant leases and adds approximately $30 million in straight-line revenues related to new leasing activity, including tenant lease renewals. See chart below for reconciliation of 2015 Outlook for Organic Site Rental Revenue and site rental revenues.
As previously disclosed, based on Sprint's stated intention to decommission its iDEN network and Crown Castle's contractual terms with Sprint, Crown Castle expects site rental revenues to be negatively impacted by approximately $60 million to $70 million in 2015. Additionally, during 2015, Crown Castle expects site rental revenues to be impacted by non-renewals of $35 million to $45 million as a result of the decommissioning of the LEAP, MetroPCS and Clearwire networks.

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Over the last two years, AT&T, T-Mobile and Sprint acquired LEAP, MetroPCS, and Clearwire ("Acquired Networks"), respectively. Crown Castle currently expects potential non-renewals from the decommissioning of the Acquired Networks in aggregate to be approximately $200 million in current run-rate site rental revenues, the majority of which Crown Castle expects to occur between 2015 and 2018 at a rate of approximately 1% to 2% of consolidated site rental revenues in any given year. Depending on the eventual network deployment and decommissioning plans for the Acquired Networks, the impact and timing of such non-renewals may vary from Crown Castle's expectations. Additional information regarding non-renewals from carrier consolidation is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.
The midpoint of full year 2015 Outlook for Adjusted EBITDA and AFFO assumes network services gross margin contribution remains consistent with the levels achieved in 2014; however, on a sequential basis, the midpoint of first quarter 2015 Outlook for Adjusted EBITDA and AFFO assumes a decrease of $5 million in network services gross margin contribution from fourth quarter 2014.
Compared to fourth quarter 2014, the midpoint of first quarter 2015 Outlook for AFFO benefits from lower sustaining capital expenditures. The expected sequential decrease in sustaining capital expenditures in first quarter 2015 is attributable to seasonality and timing, as a portion of sustaining capital expenditures previously expected in the 2015 Outlook occurred in fourth quarter 2014.
The following table sets forth Crown Castle's current Outlook for first quarter 2015 and full year 2015:

(in millions, except per share amounts)	First Quarter 2015	Full Year 2015
Site rental revenues	$762 to $767	$3,058 to $3,078
Site rental cost of operations	$236 to $241	$962 to $977
Site rental gross margin	$523 to $528	$2,086 to $2,106
Adjusted EBITDA	$542 to $547	$2,140 to $2,160
Interest expense and amortization of deferred financing costs(a)	$131 to $136	$528 to $543
FFO	$368 to $373	$1,437 to $1,457
AFFO	$363 to $368	$1,445 to $1,465
AFFO per share(b)	$1.09 to $1.10	$4.33 to $4.39
Net income (loss)	$111 to $144	$445 to $529
Net income (loss) per share - diluted(b)	$0.33 to $0.43	$1.33 to $1.59
Net income (loss) attributable to CCIC common stockholders	$99 to $136	$407 to $498
Net income (loss) attributable to CCIC common stockholders per share - diluted(b)	$0.30 to $0.41	$1.22 to $1.49

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	Based on 333.6 million diluted shares outstanding as of December 31, 2014.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, January 22, 2015, at 10:30 a.m. Eastern Time. The conference call may be accessed by dialing 888-713-3587 and asking for the Crown Castle call (access code 6759191) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet

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at http://investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern Time on Thursday, January 22, 2015, through 1:30 p.m. Eastern Time on Wednesday, April 22, 2015, and may be accessed by dialing 888-203-1112 and using access code 6759191. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 14,000 small cell nodes supported by approximately 7,000 miles of fiber, Crown Castle is the nation's largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. In addition, Crown Castle operates approximately 1,800 towers in Australia. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Funds from Operations, Adjusted Funds from Operations, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of AFFO for periods prior to our REIT conversion.
Our measures of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by other REITs. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including with respect to the impact of income taxes for periods prior to our REIT conversion.
Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.
During the first quarter of 2014, Crown Castle updated its definitions of FFO and AFFO. The updated definitions of FFO and AFFO are intended to reflect the recurring nature of Crown Castle's site rental business and assist in comparing Crown Castle’s performance with the performance of its public tower company peers. Under the updated calculation of AFFO, Crown Castle reflects the benefit of prepaid rent from customers over the weighted-average life of customer contracts rather than in the period in which the prepaid rent was received. The updates to the definition of FFO were primarily made to present the periods shown in a manner which is consistent with our commencement of operations as a REIT on January 1, 2014. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Unless otherwise noted, FFO and AFFO as set forth in this release and the supplemental information package are presented based on the updated definitions. Crown Castle has provided reconciliations of the updated definitions of FFO and AFFO to the prior definitions below.
Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations, and stock-based compensation expense.
Funds from Operations ("FFO"). Crown Castle defines Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. Crown Castle defines FFO per share as FFO divided by the diluted weighted average common shares outstanding.
FFO, as previously defined. Crown Castle defines FFO, as previously defined, as FFO plus non-cash portion of tax provision, less asset write-down charges and noncontrolling interest.
Adjusted Funds from Operations ("AFFO"). Crown Castle defines Adjusted Funds from Operations as FFO before straight-line revenue, straight-line expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less capital improvement capital expenditures and corporate capital expenditures.
AFFO per share. Crown Castle defines AFFO per share as AFFO divided by diluted weighted average common shares outstanding.
AFFO, as previously defined. Crown Castle defines AFFO, as previously defined, as AFFO plus prepaid rent received less amortization of prepaid rent.

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Site Rental Revenues, as Adjusted. Crown Castle defines Site Rental Revenues, as Adjusted, as site rental revenues, as reported, less straight-line revenues.
Organic Site Rental Revenues. Crown Castle defines Organic Site Rental Revenues as site rental revenues, as reported, less straight-line revenues, the impact of tower acquisitions and construction, foreign currency adjustments and certain non recurring items.
Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as buildings, information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.
The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three and twelve months ended December 31, 2014 and 2013 are computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
(in millions)
Net income (loss)	$152.6	$(22.7)	$398.8	$93.9
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.9	4.2	15.0	14.9
Acquisition and integration costs	6.1	12.8	35.0	26.0
Depreciation, amortization and accretion	253.8	201.7	1,013.1	774.2
Amortization of prepaid lease purchase price adjustments	5.4	3.9	20.0	15.5
Interest expense and amortization of deferred financing costs(a)	141.1	143.0	573.3	589.6
Gains (losses) on retirement of long-term obligations	—	0.6	44.6	37.1
Interest income	(0.1)	(0.5)	(0.6)	(1.4)
Other income (expense)	(21.3)	3.1	(11.9)	3.9
Benefit (provision) for income taxes	(10.7)	110.4	(10.6)	198.6
Stock-based compensation expense	15.5	11.9	60.2	41.8
Adjusted EBITDA(b)	$546.3	$468.4	$2,136.9	$1,794.1

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

Adjusted EBITDA for the quarter ending March 31, 2015 and the year ending December 31, 2015 are forecasted as follows:

	Q1 2015	Full Year 2015
(in millions)	Outlook	Outlook
Net income (loss)	$111 to $144	$445 to $529
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$3 to $5	$11 to $21
Acquisition and integration costs	$0 to $3	$2 to $2
Depreciation, amortization and accretion	$252 to $257	$1,003 to $1,023
Amortization of prepaid lease purchase price adjustments	$4 to $6	$19 to $21
Interest expense and amortization of deferred financing costs(a)	$131 to $136	$528 to $543
Gains (losses) on retirement of long-term obligations	$0 to $0	$0 to $0
Interest income	$(1) to $1	$(2) to $0
Other income (expense)	$0 to $3	$6 to $8
Benefit (provision) for income taxes	$(1) to $3	$(1) to $7
Stock-based compensation expense	$15 to $17	$65 to $70
Adjusted EBITDA(b)	$542 to $547	$2,140 to $2,160

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

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FFO and AFFO for the quarter ending March 31, 2015 and the year ending December 31, 2015 are forecasted as follows (based upon updated definitions):

	Q1 2015	Full Year 2015
(in millions, except share and per share amounts)	Outlook	Outlook
Net income	$111 to $144	$445 to $529
Real estate related depreciation, amortization and accretion	$248 to $251	$987 to $1,002
Asset write-down charges	$3 to $5	$11 to $21
Adjustment for noncontrolling interest (a)	$(3) to $1	$(13) to $(6)
Dividends on preferred stock	$(11) to $(11)	$(44) to $(44)
FFO(c)	$368 to $373	$1,437 to $1,457

FFO (from above)	$368 to $373	$1,437 to $1,457
Adjustments to increase (decrease) FFO:
Straight-line revenue	$(44) to $(39)	$(146) to $(131)
Straight-line expense	$23 to $28	$89 to $104
Stock-based compensation expense	$15 to $17	$65 to $70
Non-cash portion of tax provision	$(5) to $0	$(22) to $(7)
Non-real estate related depreciation, amortization and accretion	$4 to $6	$16 to $21
Amortization of non-cash interest expense	$11 to $15	$31 to $42
Other (income) expense	$0 to $3	$6 to $8
Gains (losses) on retirement of long-term obligations	$0 to $0	$0 to $0
Acquisition and integration costs	$0 to $3	$2 to $2
Adjustment for noncontrolling interest (a)	$3 to $(1)	$13 to $6
Capital improvement capital expenditures	$(10) to $(8)	$(40) to $(35)
Corporate capital expenditures	$(15) to $(13)	$(42) to $(37)
AFFO(c)	$363 to $368	$1,445 to $1,465
Weighted average common shares outstanding — diluted (b)	333.6	333.6
AFFO per share (c)	$1.09 to $1.10	$4.33 to $4.39

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.

(b)	Based on diluted shares outstanding as of December 31, 2014.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of the definitions of FFO and AFFO.

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Organic Site Rental Revenue growth for the year ending December 31, 2015 is forecasted as follows:

	Midpoint of Full Year
(in millions of dollars)	2015 Outlook	Full Year 2014
GAAP site rental revenues	$3,068	$3,007
Site rental straight-line revenues	(139)	(197)
Other - Non-recurring	—	(5)
Site Rental Revenues, as Adjusted(a)(c)	$2,930	$2,805
Cash adjustments:
FX and other	17
New tower acquisitions and builds(b)	(17)
Organic Site Rental Revenues(a)(c)(d)	$2,930
Year-Over-Year Revenue Growth
GAAP site rental revenues	2.0%
Site Rental Revenues, as Adjusted	4.5%
Organic Site Rental Revenues(e)(f)	4.5%

(a)	Includes amortization of prepaid rent.

(b)	The financial impact of new tower acquisitions and builds is excluded from organic site rental revenues until the one-year anniversary of the acquisition or build.

(c)	Includes Site Rental Revenues, as Adjusted, from the construction of new small cell nodes.

(d)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(e)	Year-over-year Organic Site Rental Revenue growth for the years ending December 31, 2015:

Midpoint of Full Year 2015 Outlook
New leasing activity	5.4%
Escalators	3.2%
Organic Site Rental Revenue growth, before non-renewals	8.6%
Non-renewals	(4.1)%
Organic Site Rental Revenue growth	4.5%

(f)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenues for the current period.

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Organic Site Rental Revenue growth for the quarter ended December 31, 2014 is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions of dollars)	2014	2013	2014	2013
Reported GAAP site rental revenues	$761	$651	$3,007	$2,504
Site rental straight-line revenues	(47)	(49)	(197)	(219)
Other - Non-recurring	—	(4)	(5)	(4)
Site Rental Revenues, as Adjusted(a)(c)	$714	$597	$2,805	$2,281
Cash adjustments:
FX and other	3		10
New tower acquisitions and builds(b)	(81)		(379)
Organic Site Rental Revenues(a)(c)(d)	$637		$2,437
Year-Over-Year Revenue Growth
Reported GAAP site rental revenues	17.0%		20.1%
Site Rental Revenues, as Adjusted	19.6%		23.0%
Organic Site Rental Revenues(e)(f)	6.6%		6.8%

(a)	Includes amortization of prepaid rent.

(b)	The financial impact of new tower acquisitions and builds is excluded from organic site rental revenues until the one-year anniversary of the acquisition or build.

(c)	Includes Site Rental Revenues, as Adjusted from the construction of new small cells.

(d)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(e)	Quarter-over-quarter Organic Site Rental Revenue growth for the quarter ending December 31, 2014:

	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
New leasing activity	6.7%	5.9%
Escalators	3.6%	3.6%
Organic Site Rental Revenue growth, before non-renewals	10.3%	9.5%
Non-renewals	(3.7)%	(2.6)%
Organic Site Rental Revenue Growth	6.6%	6.8%

(f)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenues for the current period.

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FFO and AFFO for the three and twelve months ended December 31, 2014 and 2013 are computed as follows:

	For the Three Months Ended				For the Twelve Months Ended
(in millions, except share and per share amounts)	December 31, 2014		December 31, 2013		December 31, 2014		December 31, 2013
Net income	$152.6		$(22.7)		$398.8		$93.9
Real estate related depreciation, amortization and accretion	248.7		198.6		992.6		761.1
Asset write-down charges	3.9		4.2		15.0		14.9
Adjustment for noncontrolling interest(a)	(4.5)		(0.9)		(8.3)		(3.8)
Dividends on preferred stock	(11.0)		—		(44.0)		—
FFO(c)	$389.7	(e)	$179.2	(d)	$1,354.2	(e)	$866.0	(d)
Weighted average common shares outstanding — diluted	333.6		319.6		333.3		299.3
FFO per share(c)	$1.17		$0.56		$4.06		$2.89

FFO (from above)	$389.7		$179.2		$1,354.2		$866.0
Adjustments to increase (decrease) FFO:
Straight-line revenue	(46.9)		(49.0)		(196.6)		(218.6)
Straight-line expense	26.6		19.1		105.4		81.0
Stock-based compensation expense	15.5		11.9		60.2		41.8
Non-cash portion of tax provision(b)	(12.8)		108.4		(20.4)		191.7
Non-real estate related depreciation, amortization and accretion	5.0		3.1		20.4		13.1
Amortization of non-cash interest expense	19.5		21.0		80.9		99.2
Other (income) expense	(21.3)		3.1		(11.9)		3.9
Gains (losses) on retirement of long-term obligations	—		0.6		44.6		37.1
Acquisition and integration costs	6.1		12.8		35.0		26.0
Adjustment for noncontrolling interest(a)	4.5		0.9		8.3		3.8
Capital improvement capital expenditures	(16.0)		(9.9)		(32.2)		(19.3)
Corporate capital expenditures	(23.6)		(10.7)		(51.8)		(28.4)
AFFO(c)	$346.5		$290.6		$1,396.1		$1,097.3
Weighted average common shares outstanding — diluted	333.6		319.6		333.3		299.3
AFFO per share(c)	$1.04		$0.91		$4.19		$3.67

AFFO (from above)	$346.5		$290.6		$1,396.1		$1,097.3
Prepaid rent received	117.8		87.8		350.9		241.5
Amortization of prepaid rent	(28.0)		(19.7)		(97.1)		(66.7)
AFFO, as previously defined(c)	$436.3		$358.7		$1,650.0		$1,272.1

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.

(b)
Adjusts the income tax provision to reflect our estimate of cash taxes paid  had we been a REIT for all periods presented, and is primarily comprised of foreign taxes.  As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of our definitions of FFO and AFFO.

(d)
FFO, as previously defined, for the three and twelve months ended December 31, 2013 was previously reported as $284.3 million and $1.047 billion, respectively, which is exclusive of the net impact from the update of the definition of $105.1 million and $180.7 million, respectively, which amount includes the adjustment for non-cash portion of tax provision and excludes the adjustments for asset write down charges and noncontrolling interests.

(e)
FFO, as previously defined, for the three and twelve months ended December 31, 2014 was $377.5 million and $1.327 billion respectively, which is exclusive of the net impact from the update of the definition of $(12.2) million and $(27.1) million, respectively, which amount includes the adjustment for non-cash portion of tax provision and excludes the adjustments for asset write-down charges and noncontrolling interests.

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News Release continued:	Page 14

Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended December 31, 2014 and 2013 are as follows:

	For the Three Months Ended
(in millions)	December 31, 2014	December 31, 2013
Interest expense on debt obligations	$121.5	$122.0
Amortization of deferred financing costs	5.5	5.7
Amortization of adjustments on long-term debt	(0.9)	(1.0)
Amortization of interest rate swaps(a)	15.3	16.2
Other, net	(0.3)	0.1
Interest expense and amortization of deferred financing costs	$141.1	$143.0

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

The components of interest expense and amortization of deferred financing costs for the quarter ending March 31, 2015 and the year ending December 31, 2015 are forecasted as follows:

	Q1 2015	Full Year 2015
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$121 to $123	$495 to $505
Amortization of deferred financing costs	$6 to $7	$21 to $23
Amortization of adjustments on long-term debt	$(1) to $0	$(4) to $(2)
Amortization of interest rate swaps(a)	$6 to $8	$16 to $21
Other, net	$0 to $0	$(2) to $0
Interest expense and amortization of deferred financing costs	$131 to $136	$528 to $543

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

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News Release continued:	Page 15

Debt balances and maturity dates as of December 31, 2014 are as follows:

(in millions)
	Face Value	Final Maturity
Revolver	$695.0	Nov. 2018/Jan 2019
Term Loan A	645.9	Nov. 2018/Jan 2019
Term Loan B	2,835.5	Jan. 2019/Jan. 2021
4.875% Senior Notes	850.0	Apr. 2022
5.25% Senior Notes	1,650.0	Jan. 2023
2012 Secured Notes(a)	1,500.0	Dec. 2017/Apr. 2023
Senior Secured Notes, Series 2009-1(b)	160.8	Various
Senior Secured Tower Revenue Notes, Series 2010-2-2010-3(c)	1,600.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	258.8	Nov. 2040
Capital Leases and Other Obligations	175.2	Various
Total Debt	$11,921.2
Less: Cash and Cash Equivalents(f)	$175.6
Net Debt	$11,745.6

(a)	The 2012 Secured Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

(b)
The Senior Secured Notes, Series 2009-1 consist of $90.8 million of principal as of December 31, 2014 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)	The Senior Secured Tower Revenue Notes Series 2010-2 and 2010-3 have principal amounts of $350.0 million and $1.25 billion with anticipated repayment dates of 2017 and 2020, respectively.

(d)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1.0 billion with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If the WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(in millions)	For the Three Months Ended December 31, 2014
Total face value of debt	$11,921.2
Ending cash and cash equivalents	175.6
Total Net Debt	$11,745.6

Adjusted EBITDA for the three months ended December 31, 2014	$546.3
Last quarter annualized adjusted EBITDA	2,185.2
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.4x

Sustaining capital expenditures for the three months ended December 31, 2014 and 2013 is computed as follows:

	For the Three Months Ended
(in millions)	December 31, 2014	December 31, 2013
Capital Expenditures	$266.5	$182.3
Less: Land purchases	35.0	24.0
Less: Wireless infrastructure construction and improvements	192.0	137.8
Sustaining capital expenditures	$39.5	$20.5

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News Release continued:	Page 16

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (1) potential benefits, returns and shareholder value which may be derived from our business and assets, our investments and our acquisitions, (2) demand for our sites and services, (3) our growth, (4) leasing activity, including new tenant installations and amendments and the impact of such leasing activity on our results and Outlook, (5) carrier network investments and upgrades, and potential benefits derived therefrom, (6) our dividends, including our dividend plans, the amount and growth of our dividends, and the potential benefits therefrom, (7) small cells, including growth and margin contribution, (8) our strategy, (9) currency exchange rates, (10) non-renewal of leases and the timing and impact thereof, including with respect to the Acquired Networks, (11) the iDEN network decommissioning, including the impact and timing thereof, (12) capital expenditures, including sustaining capital expenditures, (13) timing items, (14) operating and general and administrative expenses, (15) site rental revenues and Site Rental Revenues, as Adjusted, (16) site rental cost of operations, (17) site rental gross margin and network services gross margin, (18) Adjusted EBITDA, (19) interest expense and amortization of deferred financing costs, (20) FFO, including on a per share basis, (21) AFFO, including on a per share basis, (22) Organic Site Rental Revenues and Organic Site Rental Revenue growth, (23) net income (loss), including on a per share basis, (24) our common shares outstanding, including on a diluted basis, (25) the utility of certain financial measures, including non-GAAP financial measures, and (26) the utility of our updated definitions of FFO and AFFO. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues or reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments and 4.50% Mandatory Convertible Preferred Stock limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify or manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our wireless infrastructure, including the land under our sites, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

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News Release continued:	Page 17

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

•
Future dividend payments to our common stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.

•
Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•
If we fail to pay scheduled dividends on the 4.50% Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our Common Stock, which may jeopardize our status as a REIT.

•
We have limited experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our financial condition, cash flow, the per share trading price of our common stock, or our ability to satisfy debt service obligations.

•	REIT ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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News Release continued:	Page 18

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands, except share amounts)

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$175,620	$223,394
Restricted cash	147,411	183,526
Receivables, net	350,829	249,925
Prepaid expenses	155,070	132,003
Deferred income tax assets	29,961	26,714
Other current assets	94,211	77,121
Total current assets	953,102	892,683
Deferred site rental receivables	1,260,614	1,078,995
Property and equipment, net	9,148,311	8,947,677
Goodwill	5,188,491	4,916,426
Other intangible assets, net	3,715,700	4,057,865
Deferred income tax assets	20,914	19,008
Long-term prepaid rent, deferred financing costs and other assets, net	856,144	682,254
Total assets	$21,143,276	$20,594,908

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$167,662	$145,390
Accrued interest	66,943	65,582
Deferred revenues	348,338	260,114
Other accrued liabilities	202,657	181,715
Current maturities of debt and other obligations	113,335	103,586
Total current liabilities	898,935	756,387
Debt and other long-term obligations	11,807,526	11,490,914
Deferred income tax liabilities	39,889	56,513
Other long-term liabilities	1,659,698	1,349,919
Total liabilities	14,406,048	13,653,733
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $.01 par value; 600,000,000 shares authorized; shares issued and outstanding: December 31, 2014—333,856,632 and December 31, 2013—334,070,016	3,339	3,341
4.50% Mandatory Convertible Preferred Stock, Series A, $.01 par value; 20,000,000 shares authorized; shares issued and outstanding: December 31, 2014 and 2013—9,775,000; aggregate liquidation value: December 31, 2014 and 2013—$977,500	98	98
Additional paid-in capital	9,512,396	9,482,769
Accumulated other comprehensive income (loss)	15,820	(23,612)
Dividends/distributions in excess of earnings	(2,815,428)	(2,535,879)
Total CCIC stockholders' equity	6,716,225	6,926,717
Noncontrolling interest	21,003	14,458
Total equity	6,737,228	6,941,175
Total liabilities and equity	$21,143,276	$20,594,908

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News Release continued:	Page 19

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net revenues:
Site rental	$761,380	$650,590	$3,006,774	$2,503,620
Network services and other	206,184	147,831	683,110	518,764
Net revenues	967,564	798,421	3,689,884	3,022,384
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	238,489	186,522	944,666	725,109
Network services and other	126,456	92,113	405,800	321,687
General and administrative	77,299	67,163	282,696	238,702
Asset write-down charges	3,896	4,158	15,040	14,863
Acquisition and integration costs	6,118	12,820	35,042	26,005
Depreciation, amortization and accretion	253,776	201,697	1,013,064	774,215
Total operating expenses	706,034	564,473	2,696,308	2,100,581
Operating income (loss)	261,530	233,948	993,576	921,803
Interest expense and amortization of deferred financing costs	(141,070)	(142,989)	(573,291)	(589,630)
Gains (losses) on retirement of long-term obligations	—	(640)	(44,629)	(37,127)
Interest income	62	494	616	1,355
Other income (expense)	21,339	(3,117)	11,862	(3,872)
Income (loss) before income taxes	141,861	87,696	388,134	292,529
Benefit (provision) for income taxes	10,726	(110,374)	10,640	(198,628)
Net income (loss)	152,587	(22,678)	398,774	93,901
Less: Net income (loss) attributable to the noncontrolling interest	4,517	866	8,261	3,790
Net income (loss) attributable to CCIC stockholders	148,070	(23,544)	390,513	90,111
Dividends on preferred stock	(10,997)	(11,363)	(43,988)	(11,363)
Net income (loss) attributable to CCIC common stockholders	$137,073	$(34,907)	$346,525	$78,748

Net income (loss) attributable to CCIC common stockholders, per common share:
Basic	$0.41	$(0.11)	$1.04	$0.26
Diluted	$0.41	$(0.11)	$1.04	$0.26

Weighted-average common shares outstanding (in thousands):
Basic	332,416	319,634	332,302	298,083
Diluted	333,554	319,634	333,265	299,293

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News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$398,774	$93,901
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,013,064	774,215
Gains (losses) on retirement of long-term obligations	44,629	37,127
Amortization of deferred financing costs and other non-cash interest	80,854	99,245
Stock-based compensation expense	51,497	39,030
Asset write-down charges	15,040	14,863
Deferred income tax benefit (provision)	(25,579)	180,275
Other non-cash adjustments, net	(25,798)	2,974
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	412,952	284,120
Decrease (increase) in assets	(299,303)	(288,094)
Net cash provided by (used for) operating activities	1,666,130	1,237,656
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(466,305)	(4,960,435)
Capital expenditures	(780,077)	(567,810)
Other investing activities, net	3,477	7,276
Net cash provided by (used for) investing activities	(1,242,905)	(5,520,969)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	845,750	1,618,430
Net proceeds from issuance of capital stock	—	2,980,586
Net proceeds from issuance of preferred stock	—	950,886
Principal payments on debt and other long-term obligations	(116,426)	(101,322)
Purchases and redemptions of long-term debt	(836,899)	(762,970)
Purchases of capital stock	(21,872)	(99,458)
Borrowings under revolving credit facility	1,019,000	976,032
Payments under revolving credit facility	(698,000)	(1,855,032)
Payments for financing costs	(15,899)	(30,001)
Net decrease (increase) in restricted cash	30,010	385,982
Dividends/distributions paid on common stock	(624,297)	—
Dividends paid on preferred stock	(44,354)	—
Net cash provided by (used for) financing activities	(462,987)	4,063,133
Effect of exchange rate changes on cash	(8,012)	2,210
Net increase (decrease) in cash and cash equivalents	(47,774)	(217,970)
Cash and cash equivalents at beginning of period	223,394	441,364
Cash and cash equivalents at end of period	$175,620	$223,394
Supplemental disclosure of cash flow information:
Interest paid	491,076	477,395
Income taxes paid	18,770	15,591

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